Exhibit 3.2

CERTIFICATE OF INCORPORATION
OF
USW FINANCING CORP.

FIRST:	The name of the corporation is USW Financing Corp. (the "Corporation").

SECOND:
The address of the registered office of the Corporation in the State of Delaware is 615 South DuPont Highway, Dover, DE 19901, Kent County. The name of the Corporation's registered agent at such address is National Corporate Research, Ltd.

THIRD:
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "GCL").

FOURTH:	The Corporation is authorized to issue 1,000 shares of common stock, $.001 par value per share ("Common Stock").

FIFTH:	The name and mailing address of the Corporation's incorporator is:
Name    Mailing Address
Andrew Pillsbury    333 W. Wacker Drive
    Suite 2600
    Chicago, IL 60606

SIXTH:	The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation (the "ByLaws") unless otherwise provided in the ByLaws.

SEVENTH:
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Elections of directors need not be by written ballot unless otherwise provided in the ByLaws.

EIGHTH:
The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the GCL. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

NINTH:	The Corporation may indemnify each director, officer, trustee, employee or agent of the Corporation and each person who is or was serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise in the manner and to the fullest extent provided in Section 145 of the GCL as the same now exists or may hereafter be amended.
The undersigned incorporator hereby acknowledges that the foregoing certificate of incorporation is such incorporator's act and deed and that the facts stated therein are true.
Dated: February 14, 2012
/s/ Andrew Pillsbury
Andrew Pillsbury, Incorporator